Exhibit 10.2
Notice of Grant of Award and Award Agreement	Shoe Carnival, Inc. ID: 35-1736614 7500 E. Columbia Street Evansville, IN 47715

[Name] [Address]	Award Number: Plan: 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan") ID:

Effective [Grant Date] (the "Grant Date"), you have been granted a restricted stock award (this "Award") of [Number of Shares] shares (the "Shares") of Shoe Carnival, Inc. (the "Company") common stock, having a Market Value per Share of $[             ] on the Grant Date.
The Shares are subject to the performance-based and time-based restrictions and conditions set forth herein during the period from the Grant Date until such Shares become vested and such performance-based and time-based restrictions and conditions are satisfied (the "Restricted Period").  While the Shares will be registered in your name and you will have the right to vote the Shares, they will be held by the Company until the Restricted Period has expired. Any dividends declared during the Restricted Period will be deferred and paid upon vesting of the Shares. Upon the forfeiture of any Shares, any deferred dividends on such Shares will also be forfeited and returned to the Company. The Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered until the Restricted Period has expired.
As soon as practicable following the approval of the Company's audited results for fiscal 2018 by the Audit Committee of the Company's Board of Directors, the Compensation Committee shall determine whether and the extent to which the performance measure set forth below has been satisfied and the number of Shares, if any, that you have earned.  The date on which the Compensation Committee makes its determination is hereinafter referred to as the "Determination Date."
	Threshold	Target	Maximum
Cumulative Earnings Per Share (Fiscal 2017 and Fiscal 2018)	$[ ]	$[ ]	$[ ]
Number of Shares Vesting	[ ]	[ ]	[ ]
If the Company's fully diluted cumulative earnings per share for fiscal 2017 and fiscal 2018 ("Actual EPS") equals or exceeds the maximum cumulative earnings per share set forth above, two-thirds of the Shares will vest, and the Restricted Period with respect to such Shares will expire, on March 31, 2019 (the "Initial Vesting Date"), and the remaining one-third of the Shares will vest, and the Restricted Period with respect to such Shares will expire, on March 31, 2020 (the "Final Vesting Date"), subject to your Continuous Service (as defined in the 2000 Plan) through such date.  If the Company's Actual EPS is less than the threshold cumulative earnings per share set forth above, all of the Shares will be forfeited and returned to the Company on the Determination Date. If the Company's Actual EPS falls between the threshold, target and maximum levels specified in the table above, the number of Shares that will be earned, and the number of Shares that will be forfeited and returned to the Company on the Determination Date, will be interpolated.  Two-thirds of any Shares that are earned based on the above table will vest, and the Restricted Period with respect to such Shares will expire, on the Initial Vesting Date, and the remaining one-third of such Shares will vest, and the Restricted Period with respect to such Shares will expire, on the Final Vesting Date, subject to your Continuous Service through such date.

If you cease to maintain Continuous Service by reason of death or total or partial disability prior to the expiration of the Restricted Period, the Restricted Period with respect to the Ratable Portion of the Shares, as determined in accordance with the 2000 Plan, will expire, and the Ratable Portion of the Shares will vest and will not be forfeited, which Ratable Portion will be determined on the later of the Determination Date or the date of your death or total or partial disability, based on the Company's Actual EPS at the end of fiscal 2018 and the portion of the Restricted Period that had elapsed since the Grant Date on the date of such death or total or partial disability; all of the non-Ratable Portion of the Shares will automatically be forfeited and returned to the Company.
If you cease to maintain Continuous Service for any other reason, all Shares that are unvested and remain subject to the Restricted Period described above at the time of such termination of Continuous Service will automatically be forfeited and returned to the Company.
In the event of a Change in Control (as defined in the 2000 Plan):
(1)
If the Change in Control occurs prior to the Determination Date, the Company's fully diluted cumulative earnings per share as of the effective time of the Change in Control, with the threshold, target and maximum levels of fully diluted cumulative earnings per share appropriately adjusted to reflect the portion of fiscal 2017 and fiscal 2018 that has elapsed as of the effective time of the Change in Control, will be used to determine the number of Shares that will be converted to time-vesting Shares (the "Converted Award").

(a)
If and to the extent that this Converted Award is not continued, assumed or replaced in connection with the Change in Control, the Restricted Period on all Shares underlying the Converted Award will expire and all such Shares will become fully vested.

(b)
If and to the extent that this Converted Award is continued, assumed or replaced in connection with the Change in Control (with such adjustments as may be required or permitted by the 2000 Plan), this Converted Award or replacement therefor will remain outstanding and will vest subject to your Continuous Service through the Restricted Period; provided, however, that if within 24 months after the Change in Control you cease to maintain Continuous Service due to a termination by the Company without Cause or by you for Good Reason (each as defined in your [Amended and Restated] Employment and Noncompetition Agreement dated [                          ]), the Restricted Period on all Shares underlying the Converted Award will expire and all such Shares will become fully vested.

(2)
If the Change in Control occurs after the Determination Date but prior to the Final Vesting Date, any Shares that remain unvested at the time of such Change in Control will be treated the same as a Converted Award, as described in (1)(a) and (b) above.

By your signature and the Company's signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the 2000 Plan and the Award Agreement. A copy of the 2000 Plan has been provided or otherwise made available to you and is incorporated herein by reference and made a part of this document.

_________________________________________ Shoe Carnival, Inc. _________________________________________ [Name of Award Recipient]	_________________________________________ Date _________________________________________ Date